Exhibit 99.1

Press Release

Contact: Katrina Lundberg Redback Networks 408-750-5505 investor_relations@redback.com	Melissa Chadwick (Media) Merritt Group 703-390-1539 chadwick@merrittgrp.com

REDBACK NETWORKS RESPONDS TO OPTION-RELATED INQUIRIES

SAN JOSE, Calif., June 30, 2006 – Redback Networks, Inc. today announced that it has received an informal request from the Securities and Exchange Commission for information on historical stock option grant practices. Redback is voluntarily responding to this request.

Additionally, the Company has received a subpoena from the United States Attorney for the Northern District of California requesting documents related to the Company’s historical stock option practices. Redback intends to cooperate fully with the U.S. Attorney’s Office in connection with this subpoena.

The Company’s Audit Committee of the Board of Directors has commenced an internal review and analysis of the Company’s historical option grant practices. This internal review is continuing.

About Redback Networks

Redback Networks Inc. is a provider of next-generation broadband networking systems designed to enable carriers and service providers to build Smart Broadband Networks that provide IP-based services to consumers, businesses and wholesale customers.

For more information, visit Redback Networks at www.redback.com.

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REDBACK and SmartEdge are trademarks registered at the U.S. Patent and Trademark Office and in other countries. SMS and NetOp are trademarks of Redback Networks Inc. All other products or services mentioned are the trademark, service marks, registered trademarks or registered service marks of their respective owners.